UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number  333-107959


                        Residential Accredit Loans, Inc.
             (Exact name of registrant as specified in its charter)


8400 Normandale Lake Blvd., Suite 250,Minneapolis,Minnesota 55437,(952) 857-7000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                   See Annex A
            (Title of each class of securities covered by this Form)


                                  See Annex B
      (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15(d)remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)   |_|         Rule 12h-3(b)(1)(i)   |X|
              Rule 12g-4(a)(1)(ii)  |_|         Rule 12h-3(b)(1)(ii)  |_|
              Rule 12g-4(a)(2)(i)   |_|         Rule 12h-3(b)(2)(i)   |_|
              Rule 12g-4(a)(2)(ii)  |_|         Rule 12h-3(b)(2)(ii)  |_|
                                                Rule l5d-6            |_|

     Approximate number of holders of record as of the certification or notice date: Fewer than 300; see Annex A

     Pursuant to the requirements of the Securities Exchange Act of 1934 Residential Accredit Loans, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 7, 2004                    By:    /s/ Lisa Lundsten
                                     Name:  Lisa Lundsten
                                     Title: Vice President





Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC                   2069  (09-03)  PERSONS  WHO RESPOND TO THE  COLLECTION  OF
                      INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                     Annex A




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     Title of each  class of  securities  covered  by this  Form 15       Approximate number of
     (each  outstanding class of each series identified below)             holders of record
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
Mortgage Pass-Through Certificates, Series 1995-QS1                               3
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Mortgage Pass-Through Certificates, Series 1996-QS1                               5
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Mortgage Pass-Through Certificates, Series 1996-QS2                               5
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Mortgage Pass-Through Certificates, Series 1996-QS3                               17
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Mortgage Pass-Through Certificates, Series 1996-QS4                               16
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Mortgage Pass-Through Certificates, Series 1996-QS5                               11
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Mortgage Pass-Through Certificates, Series 1996-QS6                               3
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Mortgage Pass-Through Certificates, Series 1996-QS7                               13
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Mortgage Pass-Through Certificates, Series 1996-QS8                               12
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Mortgage Pass-Through Certificates, Series 1997-QS1                               16
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Mortgage Pass-Through Certificates, Series 1997-QS2                               13
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Mortgage Pass-Through Certificates, Series 1997-QS3                               11
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Mortgage Pass-Through Certificates, Series 1997-QS4                               12
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Mortgage Pass-Through Certificates, Series 1997-QS5                               14
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Mortgage Pass-Through Certificates, Series 1997-QS6                               13
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Mortgage Pass-Through Certificates, Series 1997-QS7                               16
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Mortgage Pass-Through Certificates, Series 1997-QS8                               12
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Mortgage Pass-Through Certificates, Series 1997-QS9                               11
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Mortgage Pass-Through Certificates, Series 1997-QS10                              14
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Mortgage Pass-Through Certificates, Series 1997-QS12                              11
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Mortgage Pass-Through Certificates, Series 1997-QS13                              20
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Mortgage Pass-Through Certificates, Series 1998-QS1                               12
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Mortgage Pass-Through Certificates, Series 1998-QS2                               14
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Mortgage Pass-Through Certificates, Series 1998-QS3                               12
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Mortgage Pass-Through Certificates, Series 1998-QS4                               15
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Mortgage Pass-Through Certificates, Series 1998-QS5                               11
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Mortgage Pass-Through Certificates, Series 1998-QS6                               22
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Mortgage Pass-Through Certificates, Series 1998-QS7                               12
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Mortgage Pass-Through Certificates, Series 1998-QS8                               12
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Mortgage Pass-Through Certificates, Series 1998-QS9                               13
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Mortgage Pass-Through Certificates, Series 1998-QS10                              11
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Mortgage Pass-Through Certificates, Series 1998-QS11                              12
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Mortgage Pass-Through Certificates, Series 1998-QS12                              17
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Mortgage Pass-Through Certificates, Series 1998-QS13                              12
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Mortgage Pass-Through Certificates, Series 1998-QS14                              11
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Mortgage Pass-Through Certificates, Series 1998-QS15                              9
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Mortgage Pass-Through Certificates, Series 1998-QS16                              11
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Mortgage Pass-Through Certificates, Series 1998-QS17                              14
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Mortgage Pass-Through Certificates, Series 1999-QS1                               11
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Mortgage Pass-Through Certificates, Series 1999-QS2                               15
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Mortgage Pass-Through Certificates, Series 1999-QS3                               13
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Mortgage Pass-Through Certificates, Series 1999-QS4                               11
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Mortgage Pass-Through Certificates, Series 1999-QS5                               13
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Mortgage Pass-Through Certificates, Series 1999-QS6                               14
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Mortgage Pass-Through Certificates, Series 1999-QS7                               11
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Mortgage Pass-Through Certificates, Series 1999-QS8                               11
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Mortgage Pass-Through Certificates, Series 1999-QS9                               11
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Mortgage Pass-Through Certificates, Series 1999-QS10                              12
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Mortgage Pass-Through Certificates, Series 1999-QS11                              12
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Mortgage Pass-Through Certificates, Series 1999-QS12                              12
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Mortgage Pass-Through Certificates, Series 1999-QS13                              12
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Mortgage Pass-Through Certificates, Series 1999-QS14                              14
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Mortgage Pass-Through Certificates, Series 1999-QS15                              13
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Mortgage Pass-Through Certificates, Series 2000-QS1                               11
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Mortgage Pass-Through Certificates, Series 2000-QS2                               14
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Mortgage Pass-Through Certificates, Series 2000-QS3                               14
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Mortgage Pass-Through Certificates, Series 2000-QS4                               15
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Mortgage Pass-Through Certificates, Series 2000-QS5                               11
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Mortgage Pass-Through Certificates, Series 2000-QS6                               11
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Mortgage Pass-Through Certificates, Series 2000-QS7                               11
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Mortgage Pass-Through Certificates, Series 2000-QS8                               11
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Mortgage Pass-Through Certificates, Series 2000-QS9                               14
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Mortgage Pass-Through Certificates, Series 2000-QS10                              16
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Mortgage Pass-Through Certificates, Series 2000-QS11                              12
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Mortgage Pass-Through Certificates, Series 2000-QS12                              13
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Mortgage Pass-Through Certificates, Series 2000-QS13                              13
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Mortgage Pass-Through Certificates, Series 2000-QS14                              16
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Mortgage Pass-Through Certificates, Series 2001-QS1                               15
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Mortgage Pass-Through Certificates, Series 2001-QS2                               14
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Mortgage Pass-Through Certificates, Series 2001-QS3                               12
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Mortgage Pass-Through Certificates, Series 2001-QS4                               14
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Mortgage Pass-Through Certificates, Series 2001-QS5                               12
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Mortgage Pass-Through Certificates, Series 2001-QS6                               12
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Mortgage Pass-Through Certificates, Series 2001-QS7                               14
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Mortgage Pass-Through Certificates, Series 2001-QS8                               13
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Mortgage Pass-Through Certificates, Series 2001-QS9                               13
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Mortgage Pass-Through Certificates, Series 2001-QS10                              13
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Mortgage Pass-Through Certificates, Series 2001-QS11                              18
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Mortgage Pass-Through Certificates, Series 2001-QS12                              18
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Mortgage Pass-Through Certificates, Series 2001-QS13                              11
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Mortgage Pass-Through Certificates, Series 2001-QS14                              20
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Mortgage Pass-Through Certificates, Series 2001-QS15                              15
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Mortgage Pass-Through Certificates, Series 2001-QS16                              16
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Mortgage Pass-Through Certificates, Series 2001-QS17                              19
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Mortgage Pass-Through Certificates, Series 2001-QS18                              18
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Mortgage Pass-Through Certificates, Series 2001-QS19                              13
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Mortgage Pass-Through Certificates, Series 2002-QS1                               19
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Mortgage Pass-Through Certificates, Series 2002-QS2                               13
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Mortgage Pass-Through Certificates, Series 2002-QS3                               24
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Mortgage Pass-Through Certificates, Series 2002-QS4                               14
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Mortgage Pass-Through Certificates, Series 2002-QS5                               19
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Mortgage Pass-Through Certificates, Series 2002-QS6                               24
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Mortgage Pass-Through Certificates, Series 2002-QS7                               23
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Mortgage Pass-Through Certificates, Series 2002-QS8                               17
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Mortgage Pass-Through Certificates, Series 2002-QS9                               22
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Mortgage Pass-Through Certificates, Series 2002-QS10                              22
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Mortgage Pass-Through Certificates, Series 2002-QS11                              18
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Mortgage Pass-Through Certificates, Series 2002-QS12                              22
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Mortgage Pass-Through Certificates, Series 2002-QS13                              18
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Mortgage Pass-Through Certificates, Series 2002-QS14                              21
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Mortgage Pass-Through Certificates, Series 2002-QS15                              16
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Mortgage Pass-Through Certificates, Series 2002-QS16                              13
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Mortgage Pass-Through Certificates, Series 2002-QS17                              14
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Mortgage Pass-Through Certificates, Series 2002-QS18                              11
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Mortgage Pass-Through Certificates, Series 2002-QS19                              20
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Mortgage Pass-Through Certificates, Series 2003-QS1                               25
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Mortgage Pass-Through Certificates, Series 2003-QS2                               19
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Mortgage Pass-Through Certificates, Series 2003-QS3                               19
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Mortgage Pass-Through Certificates, Series 2003-QS4                               18
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Mortgage Pass-Through Certificates, Series 2003-QS5                               18
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Mortgage Pass-Through Certificates, Series 2003-QS6                               26
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Mortgage Pass-Through Certificates, Series 2003-QS7                               17
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Mortgage Pass-Through Certificates, Series 2003-QS8                               19
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Mortgage Pass-Through Certificates, Series 2003-QS9                               15
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Mortgage Pass-Through Certificates, Series 2003-QS10                              28
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Mortgage Pass-Through Certificates, Series 2003-QS11                              24
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Mortgage Pass-Through Certificates, Series 2003-QS12                              18
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Mortgage Pass-Through Certificates, Series 2003-QS13                              22
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Mortgage Pass-Through Certificates, Series 2003-QS14                              11
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Mortgage Pass-Through Certificates, Series 2003-QS15                              20
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Mortgage Pass-Through Certificates, Series 2003-QS16                              11
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Mortgage Pass-Through Certificates, Series 2003-QS17                              23
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Mortgage Pass-Through Certificates, Series 2003-QS18                              11
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Mortgage Pass-Through Certificates, Series 2003-QS19                              21
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Mortgage Pass-Through Certificates, Series 2003-QS20                              12
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Mortgage Pass-Through Certificates, Series 2003-QS21                              18
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Mortgage Pass-Through Certificates, Series 2003-QS22                              26
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Mortgage Pass-Through Certificates, Series 2003-QS23                              11
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Mortgage Pass-Through Certificates, Series 2003-QA1                               12
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Mortgage Pass-Through Certificates, Series 2003-QR13                              9
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Mortgage Pass-Through Certificates, Series 2003-QR19                              6
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Mortgage Pass-Through Certificates, Series 2003-QR24                              9
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

                                                    Annex B


Title of each class of securities for which a duty to file reports remains (each registered and outstanding class of each series identified below)

Mortgage Pass-Through Certificates, Series 2004-QS1

Mortgage Pass-Through Certificates, Series 2004-QS2
Mortgage Pass-Through Certificates, Series 2004-QS3
Mortgage Pass-Through Certificates, Series 2004-QS4
Mortgage Pass-Through Certificates, Series 2004-QA1
Mortgage Pass-Through Certificates, Series 2004-QS5